Filed Pursuant to Rule 424(b)(5)

Registration No. 333-237040

PROSPECTUS SUPPLEMENT

(to prospectus dated March 19, 2020)

Corvus Pharmaceuticals, Inc.

Up to $40,000,000

Common Stock

We have entered into an open market sale agreement, the 2021 sales agreement, with Jefferies LLC, or Jefferies, relating to the shares of our common stock, $0.0001 par value per share, offered by this prospectus supplement and the accompanying prospectus.  In accordance with the terms of the 2021 sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $40,000,000 from time to time through Jefferies acting as agent.

We are also party to a certain open market sales agreement, dated March 9, 2020, or the 2020 sales agreement, with Jefferies. The 2020 sales agreement is separate and distinct from the 2021 sales agreement. Any sales we may make under the 2020 sales agreement will be made by a separate prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “CRVS.” On October 29, 2021, the last reported sale price of our common stock on the Nasdaq Global Market was $4.53 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act.  Jefferies will act as agent and will use commercially reasonable efforts to sell on our behalf all of the shares of our common stock requested to be sold by us, consistent with its normal trading and sales practices, subject to the terms and conditions of the 2021 sales agreement.  There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies will be entitled to compensation at a fixed commission rate of up to 3.0% of the gross sales price per share sold.  In connection with the sale of the common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-7 of this prospectus supplement, page 7 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is November 1, 2021.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we may offer shares of our common stock having an aggregate offering price of up to $40,000,000 from time to time under this prospectus supplement at prices and on terms to be determined by market conditions at the time of offering.

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

We have not, and Jefferies has not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and Jefferies take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and Jefferies is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “Corvus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Corvus Pharmaceuticals, Inc., unless otherwise specified or the context indicates otherwise. When we refer to “you,” we mean the holders of common stock of the Company.

Our logo and some of our trademarks and trade names are used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement, including the information incorporated by reference herein, contains estimates, projections and other information concerning our industry, our business and the markets for certain drugs, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus supplement, accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the information incorporated by reference herein and therein, before deciding to invest in our common stock. Investors should carefully consider the information set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Corvus Pharmaceuticals, Inc.

We are a clinical stage biopharmaceutical company. Our strategy is to focus our efforts on the development of immune modulator product candidates to treat cancers, T-cell lymphomas, and autoimmune diseases. We have built a pipeline of five programs, three of which are in clinical development.

Our lead product candidate is mupadolimab (formerly CPI-006), a potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In both preclinical and in vivo studies in cancer patients and patients with COVID-19, mupadolimab has demonstrated binding to various immune cells and the inducement of an enhanced humoral immune response. We believe mupadolimab has the potential to be an important new therapeutic agent with a novel mechanism of action for the treatment of a broad range of cancers and infectious diseases. In February 2021, we initiated a Phase 3 trial evaluating mupadolimab in a global, randomized, double-blind trial designed to evaluate the efficacy and safety of mupadolimab compared to placebo in hospitalized patients with mild-to-moderate COVID-19. On July 15, 2021, we announced that we discontinued our Phase 3 clinical trial due to positive trends exhibited by COVID-19 vaccines in lowering serious infection and hospitalizations due to COVID-19. The discontinuation was not related to any safety or efficacy issues observed in the trial patients. On September 21, 2021, we published preliminary results of our discontinued Phase 3 trial. The primary endpoint of the trial was the proportion of patients free from respiratory failure or death within 28 days after receiving either mupadolimab 2mg/kg, 1mg/kg or placebo. Forty patients were enrolled in the clinical trial. In the 2mg/kg cohort, 93.3% of patients were alive and free from respiratory failure compared to 85.7% in the 1mg/kg cohort and 81.1% in the placebo. Secondary endpoints also favored mupadolimab treatment cohorts. Due to the number of participants enrolled in the trial before it was discontinued, the foregoing results were not sufficiently powered for significance.

Mupadolimab is a unique antibody that is designed to bind to a critical epitope involved in B cell signaling. Our work in both cancer and viral diseases, such as COVID-19, have provided important insights and data into how we may best utilize the biologic properties of our antibody candidate in the clinic. Our studies have uncovered a novel mechanism of action: mupadolimab is designed to activate B cells which may then be driven into antibody producing plasma cells by the presence of tumor associated antigens within the tumor. Recent work by two other academic groups have shown that B cells present within the tumors of head and neck cancers produce specific antibodies directed to tumor associated viral antigens. Other groups have also shown that B cell infiltration in other tumors are strong predictors of response to immunotherapies.

Human papilloma virus (“HPV+”) head and neck cancers are increasing in incidence in the United States and are now more common than head and neck cancers associated with tobacco use. From 1990 to 2005 there was a 225% increase in HPV+ head and neck cancers with HPV believed to be the causative factor in approximately 75% of such cancer cases. HPV is also associated with cervical, anal, vulvar, penis and other cancers. Reflecting an increase in the importance of HPV+ cancers, they were the subject of this year’s Karnofsky Lecture at the American Society of Clinical Oncology (“ASCO”) meeting in June 2021. More broadly, many other cancers are believed to be associated with or caused by viruses including hepatoma, lymphomas, brain tumors, skin cancer and others. We believe that, if successfully developed and approved, mupadolimab’s mechanism and unique properties could position it as a new treatment option for these viral associated cancers. Other tumors, such as non-small cell lung cancer (“NSCLC”), are also thought to contain neoantigens within the tumors. These antigens are derived from mutations that occur in the cancer cells. If sufficient immune responses to these antigens can be generated, it could have a beneficial effect on tumor growth or response to therapies. Various immunotherapies are now approved to enhance immune responses to tumor antigens such as anti-PD1 antibodies.

In our ongoing Phase 1/1b cancer clinical trial with mupadolimab, we have observed evidence of anti-tumor activity in NSCLC) and in oropharyngeal head and neck cancers . Based on these findings, during the second quarter, we began enrolling an expansion cohort of up to 15 patients with advanced, HPV+ head and neck cancer that have failed treatment with anti-PD-1 therapy and chemotherapy. In this cohort, mupadolimab will be given in combination with pembrolizumab. Our goal is to present data from this expansion cohort at a medical meeting later this year. Our objective is to evaluate response rate in this expansion cohort. In the third quarter of 2021, we began enrolling an expansion of up to 15 patients with relapsed refractory NSCLC who have failed therapies with anti-PD(L)-1 therapy and chemotherapy. In this cohort, mupadolimab will be given in combination with pembrolizumab. Our objective is to evaluate response rate in this expansion cohort.

Our next product candidate, CPI-818, is a selective, covalent inhibitor of ITK and is in a multi-center Phase 1/1b clinical trial in patients with various malignant T-cell lymphomas. CPI-818 is designed to inhibit the proliferation of certain malignant T-cells, and we believe it also has the potential to regulate the growth of abnormal T-cells involved in autoimmunity. CPI-818 is currently being studied in a Phase 1/1b clinical trial in patients with several types of advanced, refractory T-cell lymphomas at sites in the United States, Australia, and South Korea. Interim data from the Phase 1/1b clinical trial of CPI-818 for T-cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T-cell malignancies. As reported in December 2020 at the meeting of the American Society of Hematology, of seven patients with PTCL, there had been one complete response lasting over 15 months and one partial response lasting for over five months. Based on interim data from our Phase 1/1b clinical trial, Angel Pharmaceuticals submitted an investigational new drug application (IND) for CPI-818 in July 2021 in China. If this IND is approved, Angel plans to initiate a Phase 1b/2 clinical trial of CPI-818 for the treatment of refractory T-cell lymphomas in early 2022, with the potential to expand into autoimmune diseases over time.

Our third product candidate, ciforadenant (formerly CPI-444), is an oral, small molecule antagonist of the A2A receptor for adenosine with which we completed a Phase 2 expansion protocol in combination with Genentech, Inc.’s cancer immunotherapy, Tecentriq® (atezolizumab) for patients with either advanced or refractory renal cell cancer (“RCC”). Ciforadenant is designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. We also discovered the Adenosine Gene Signature, which has demonstrated the potential to serve as a biomarker to identify patients most likely to respond to treatment with ciforadenant. We have refined our strategy with ciforadenant and plan to collaborate with the Kidney Cancer

Consortium to evaluate ciforadenant in a Phase 2 clinical trial in first-line therapy for metastatic RCC in combination with pembrolizumab and another approved agent for RCC. The trial is expected to enroll up to 60 patients and is intended to increase complete responses and deep responses in the front-line setting. Preclinical studies and data from earlier clinical trials with ciforadenant, indicate adenosine may be a cause of resistance to current therapies with anti PD(L)-1. Tumor biopsies will be evaluated for expression of the Adenosine Gene Signature.

Corporate Information

We were incorporated in Delaware on January 27, 2014 and began operations in November 2014. Our principal executive offices are located at 863 Mitten Road, Suite 102, Burlingame, California 94010, and our telephone number is (650) 900-4520. Our website address is http://www.corvuspharma.com. The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus supplement. We have included our website address as an inactive textual reference only.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). We will remain an emerging growth company until the earlier of (1) December 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING
Common Stock Offered by Us	Shares of our common stock having an aggregate offering price of up to $40,000,000.

Common Stock Outstanding After This Offering	Up to 55,376,937 shares, assuming the sale of 8,830,022 shares or our common stock in this offering at a price of $4.53 per share, which was the closing price of our common stock on the Nasdaq Global Market on October 29, 2021. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through Jefferies LLC, who is acting as sales agent. See “Plan of Distribution” on page S-13.

Use of Proceeds	We intend to use the net proceeds from this offering, if any, for general corporate purposes, which may include, among other things, working capital and funding research and development, and capital expenditures including clinical program progression. See “Use of Proceeds” on page S-10.

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Symbol on The Nasdaq Global Market	“CRVS”

The number of shares of common stock to be outstanding after this offering is based on 46,546,915 shares of common stock outstanding as of September 30, 2021 and excludes, in each case as of September 30, 2021:

•      6,810,921 shares of our common stock issuable upon the exercise of stock options to purchase common stock that were outstanding as of September 30, 2021, with a weighted average exercise price of $6.67 per share;

•     2,356,936 shares of common stock reserved for issuance pursuant to future awards under our 2016 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•     400,000 shares of common stock reserved for issuance pursuant to future awards under our Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•     4,170,202 shares of our common stock available for sale under the 2020 Sales Agreement based on an offering price of $4.53 per share, which was the closing price of our common stock on the Nasdaq Global Market on October 29, 2021.

In addition, unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise of outstanding stock options subsequent to September 30, 2021.

RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2020, our quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 which are incorporated by reference in this prospectus supplement in its entirety, together with other information in this prospectus supplement the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below and in the documents incorporated by reference in this prospectus supplement are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds, if any, from this offering for general corporate purposes, which may include, among other things, working capital, funding research and development, and capital expenditures including clinical program progression. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The price per share of our common stock being offered may be higher or lower than the net tangible book value per share of our common stock outstanding prior to this offering. If the share price is higher, then upon your purchase of shares you will suffer immediate and potentially substantial dilution, which would be calculated based on the difference between the as adjusted net tangible book value per share of our common stock after giving effect to any sales pursuant to this offering and the share price at which you purchase your shares. If the share price is lower, then upon your purchase of shares you will experience accretion, which would be calculated in a similar manner.  See the section entitled “Dilution” below for a more detailed discussion of the dilution or accretion you could incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. As of September 30, 2021, approximately 9.6 million shares of common stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plans are eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 and Rule 701 under the Securities Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “project,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our expectations and beliefs regarding the potential benefits of our product candidates;

•	our expectations regarding the clinical effectiveness of our product candidates and utility of our biomarker data;

•	the anticipated timing, costs and conduct of our ongoing and planned clinical trials for ciforadenant (formerly CPI-444), mupadolimab (formerly CPI-006) and CPI-818, and planned preclinical studies and clinical trials for other product candidates in our development programs;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•	the timing of the completion of our ongoing clinical trials of ciforadenant, mupadolimab and CPI-818 and the timing and availability of clinical data from such clinical trials;

•	clinical and regulatory development plans with respect to ciforadenant, mupadolimab, CPI-818 and our other product candidates;

•	our expectations regarding the potential market size and the size of the patient populations for ciforadenant, mupadolimab, CPI-818 and our other product candidates, if approved for commercial use;

•	our ability to commercialize ciforadenant and our other product candidates, if approved;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	the pricing and reimbursement of our product candidates, if approved;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates, including the projected terms of patent protection;

•	our or any existing or future collaborator’s ability to obtain and maintain intellectual property protection for our technologies and product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	our ability to establish and maintain collaborations and retain commercial rights for our product candidates in such collaborations;

•	the potential benefits of strategic collaborations and our ability to enter into strategic arrangements;

•	developments and projections relating to our competitors and our industry, including competing therapies;

•	our estimates regarding the effect of changes in the tax code as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	our anticipated use of proceeds from this offering; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors,” including in our annual report on Form 10-K for the year ended December 31, 2020 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021. These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus, as applicable, regardless of the time of delivery of this prospectus supplement or any sale of our common stock and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus supplement. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $40,000,000 from time to time. The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the 2021 sales agreement with Jefferies as a source of financing. We intend to use the net proceeds, if any, from this offering for general corporate purposes, which may include, among other things, increasing our working capital and funding research and development and capital expenditures including clinical program progression.

The amounts and timing of our actual expenditures will depend on numerous factors, including our development and commercialization efforts with respect to our product candidates, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds, if any, from this offering in short-term, investment-grade, interest-bearing securities.

DILUTION

Our net tangible book value as of September 30, 2021 was approximately $105.1 million, or $2.26 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2021. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

After giving effect to the sale of 8,830,022 shares of our common stock in this offering at an assumed offering price of $4.53 per share, the last reported sale price of our common stock on the Nasdaq Global Market on October 29, 2021, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021 would have been approximately $143.6 million, or $2.59 per share. This represents an immediate increase in net tangible book value of $0.33 per share to existing stockholders and results an immediate dilution of $1.94 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$4.53
Net tangible book value per share as of September 30, 2021	$2.26
Decrease per share attributable to new investors	$0.33
As adjusted net tangible book value per share after this offering		$2.59
Dilution per share to new investors		$1.94

The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.53 per share shown in the table above, assuming all of our common stock in the aggregate amount of $40.0 million is sold at that price, would result in immediate dilution in net tangible book value per share to new investors of $2.86 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.53 per share shown in the table above, assuming all of our common stock in the aggregate amount of $40.0 million is sold at that price, would result in immediate dilution of $1.05 in net tangible book value per share to new investors, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that outstanding options or warrants are exercised or outstanding restricted stock awards vest, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The above discussion and table are based on 46,546,915 shares of common stock outstanding as of September 30, 2021, and excludes, in each case as of September 30, 2021:

•	6,810,921 shares of our common stock issuable upon the exercise of stock options to purchase common stock that were outstanding as of September 30, 2021, with a weighted average exercise price of $6.67 per share;

•	2,356,936 shares of common stock reserved for issuance pursuant to future awards under our 2016 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	400,000 shares of common stock reserved for issuance pursuant to future awards under our Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	4,170,202 shares of our common stock available for sale under the 2020 Sales Agreement based on an offering price of $4.53 per share, which was the closing price of our common stock on the Nasdaq Global Market on October 29, 2021.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Jefferies, under which we may offer and sell up to $40,000,000 of our shares of common stock from time to time through Jefferies acting as agent. Sales of our  shares of common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

We are also party to a certain open market sales agreement, dated March 9, 2020, or the 2020 sales agreement, with Jefferies. The 2020 sales agreement is separate and distinct from the 2021 sales agreement. Any sales we may make under the 2020 sales agreement will be made by a separate prospectus supplement.

Each time we wish to issue and sell our shares of common stock under the 2021 sales agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the 2021 sales agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission of up to to 3% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, subject to certain exceptions, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the 2021 sales agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the 2021 sales agreement, will be approximately $300,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on The Nasdaq Global Market on the day following each day on which our shares of common stock are sold under the 2021 sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the 2021 sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the 2021 sales agreement and (ii) the termination of the 2021 sales agreement as permitted therein. We and Jefferies may each terminate the 2021 sales agreement at any time upon ten days’ prior notice. This summary of the material provisions of the 2021 sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the 2021 sales agreement is filed as an exhibit to the registration statement.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities. A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Latham & Watkins LLP. Jefferies LLC is being represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California. As of the date of this prospectus supplement, Latham & Watkins LLP and certain attorneys in the firm who have rendered, and will continue to render, legal services to us, own shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement and the accompanying prospectus form a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 25, 2021.

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 29, 2021, for the quarter ended June 30, 2021 filed with the SEC on August 2, 2021 and for the quarter ended September 30, 2021 filed with the SEC on November 1, 2021.

•	our Current Reports on Form 8-K filed with the SEC on February 4, 2021, March 22, 2021, June 16, 2021 and July 15, 2021.

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2021, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 16, 2016, including any amendments or reports filed with the SEC for the purposes of updating this description.

These documents may also be accessed on our website at http://www.corvuspharma.com. Except as otherwise specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, information contained in, or accessible through, our website is not a part of this prospectus supplement and the accompanying prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Corvus Pharmaceuticals, Inc.

863 Mitten Road, Suite 102

Burlingame, California 94010

(650) 900-4520

Attention: Corporate Secretary

PROSPECTUS

$200,000,000

Corvus Pharmaceuticals, Inc.

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell up to $200,000,000 in the aggregate of the securities identified above from time to time in one or more offerings.  This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities.  The supplement may also add, update or change information contained in this prospectus with respect to that offering.  You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods.  If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.  No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS, ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY SIMILAR SECTION IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The Nasdaq Global Market under the symbol “CRVS.” On March 6, 2020, the last reported sale price of our common stock on The Nasdaq Global Market was $3.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $200,000,000 as described in this prospectus.  Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering.  We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.  The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.  Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.  This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.  Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information.  In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus.  Accordingly, investors should not place undue reliance on this information.

When we refer to “Corvus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Corvus Pharmaceuticals, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

Our logo and some of our trademarks and trade names are used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC.  The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.  The address of that website is http://www.sec.gov.

Our website address is www.corvuspharma.com.  The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the SEC or us, as provided above.  Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.  Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 9, 2020; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 16, 2016, including any amendments or reports filed with the SEC for the purposes of updating this description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Corvus Pharmaceuticals, Inc.

863 Mitten Road, Suite 102

Burlingame, California 94010

(650) 900-4520

Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

ABOUT CORVUS

We are a clinical stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies.

Corporate Information

We were incorporated in Delaware on January 27, 2014. Our principal offices are located at 863 Mitten Road, Suite 102, Burlingame, California 94010, and our telephone number is (650) 900-4520. Our website address is www.corvuspharma.com. The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. We have included our website address as an inactive textual reference only.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of: (1) December 31, 2021, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the date in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks.  You should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities.  The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors’ rights agreement, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2019, there were outstanding:

•	27,953,233 shares of our common stock held by approximately 25 stockholders of record;

•	No shares of preferred stock;

•	5,643,410 shares of our common stock issuable upon exercise of outstanding stock options; and

•	1,458,000 shares of our common stock issuable upon the exercise of outstanding warrants.

The actual number of stockholders is greater than the number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, the classified board of directors and director liability.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. As of December 31, 2019, no shares of preferred stock were outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Under our amended and restated investors’ rights agreement, as of December 31, 2019, the holders of approximately 10.0 million shares of common stock, or their transferees, have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, and the holders of approximately 10.0 million shares of common stock, or their transferees, have the right to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

Based on the number of shares outstanding as of December 31, 2019, the holders of approximately 10.0 million shares of our common stock, or their transferees, are entitled to certain demand registration rights. The holders of at least 30% of these shares can, on not more than two occasions, request that we register all or a portion of their shares if the aggregate price to the public of the shares offered is at least $5.0 million (after deductions of underwriters’ discounts and expenses related to the issuance).

Piggyback Registration Rights

Based on the number of shares outstanding as of December 31, 2019, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 10.0 million shares of our common stock, or their transferees, are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to exclude or limit the number of shares such holders may include.

Form S-3 Registration Rights

Based on the number of shares outstanding as of December 31, 2019, the holders of approximately 10.0 million shares of our common stock, or their transferees, are entitled to certain Form S-3 registration rights. The holders of any of these shares can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $2.0 million (after deductions of underwriters’ discounts and expenses related to the issuance). These stockholders may make an unlimited number of requests for registration on Form S-3, but in no event shall we be required to file more than two registrations on Form S-3 in any given twelve-month period.

Expenses of Registration

We will pay the registration expenses of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registration rights described above, including the expenses in an amount not to exceed $35,000 of one special counsel for the selling holders.

Expiration of Registration Rights

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of four years after the consummation of our initial public offering in March 2016 or when that stockholder can sell all of its shares under Rule 144 of the Securities Act during any 90-day period (and without the requirement for the Company to be in compliance with the current public information required under Section c(1) of Rule 144 of the Securities Act).

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called at any time by our board of directors, but such special meetings may not be called by the stockholders or any other person or persons.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws preclude stockholder action by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, with one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by the affirmative vote of a majority of the directors then in office unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions in our amended and restated certificate of incorporation, except for the provision making it possible for our board of directors to issue undesignated preferred stock, or the amendment of any provision in our bylaws (other than by action of the board of directors), requires approval by a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Each of our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “CRVS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc. The transfer agent and registrar’s address is 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07130.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock.  We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent.  The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants.  The terms of any warrants offered under a prospectus supplement may differ from the terms described below.  We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue.  Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	U.S. federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Corvus.

Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.  Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.  Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series.  We may evidence each series of units by unit certificates that we will issue under a separate agreement.  We may enter into unit agreements with a unit agent.  Each unit agent will be a bank or trust company that we select.  We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus.  You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units.  Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain U.S. federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities.  The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or “DTC”, and registered in the name of Cede & Co., the nominee of DTC.  Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC.  DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.  “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.  The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records.  The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records.  Beneficial owners of securities will not receive written confirmation from DTC of their purchases.  However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities.  Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.  The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities.  DTC has no knowledge of the actual beneficial owners of the securities.  DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners.  The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants.  We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC.  If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities.  Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds.  If securities are issued in definitive certificated form under the limited circumstances described below and if not otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC.  DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.”  Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time.  Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities.  Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form.  Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us.  Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities.  However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the

Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities.  Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs.  It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Other

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC are solely within the control of DTC and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over DTC and none of us takes any responsibility for its activities. You are urged to contact DTC or DTC’s participants directly to discuss those matters. In addition, although we expect that DTC will perform the foregoing procedures, it is not under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC or DTC’s participants or any other rules or procedures governing its operations.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, “at the market” offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers.  The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly.  Agents may also be designated to solicit offers to purchase the securities from time to time.  Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public.  In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions.  The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent.  Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock that we issue and sell will be listed on The Nasdaq Global Market, but any other securities may or may not be listed on a national securities exchange.  To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them.  In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.  In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).  In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement.  Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Corvus Pharmaceuticals, Inc.  As of the date of this prospectus, Latham & Watkins LLP and certain attorneys in the firm who have rendered, and will continue to render, legal services to us, own shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.